Exhibit 99.1
D.R. HORTON, INC. APPOINTS THREE NEW INDEPENDENT DIRECTORS
Enhances board composition with additional qualifications and experience

August 28, 2024

ARLINGTON, Texas – D.R. Horton, Inc. (NYSE: DHI), America’s Builder, announced today that its Board of Directors (the “Board”) has appointed three new independent directors – Barbara R. Smith, M. Chad Crow and Elaine D. Crowley – effective August 26, 2024.

As part of the Company's succession planning and commitment to ensuring strong Board composition, the three newly appointed directors each bring valuable experience and insight to the D.R. Horton Board. Each appointee has an excellent professional resume that adds to the qualifications, experiences and characteristics of the Company’s current Board composition.

Ms. Smith was named a member of the Nominating and Governance Committee; Mr. Crow was named a member of the Compensation Committee; and Ms. Crowley was named a member of the Audit Committee. With these new director appointments, the Company’s Board expands to ten directors, eight of whom are independent.

Ms. Smith brings extensive experience in product, technology and process innovation and has been widely recognized for her leadership in the steel and metals industry. She has served as Chairman of the Board of Commercial Metals Company (NYSE: CMC), a leading international manufacturer of construction products, since 2018 and is retiring on August 31, 2024. Ms. Smith also served as CEO of Commercial Metals Company from 2017 to 2023 after previously serving in the roles of CFO and COO of the company. Prior to joining CMC, she served as CFO at Gerdau Ameristeel Corporation and at FARO Technologies, Inc., following a 24-year career of various business roles with Alcoa Inc. Ms. Smith currently serves on the Board of Directors of Comerica Incorporated (NYSE: CMA). Ms. Smith received a Bachelor of Business Administration degree from Purdue University.

Mr. Crow has more than two decades of homebuilding industry experience and most recently served as the President and CEO of Builders FirstSource (NYSE: BLDR), the nation's largest supplier of building products, components and services, from 2017 until his retirement in 2021. During that time, he was also a Director on the Builders FirstSource Board. From 1999 to 2017, Mr. Crow served in positions of increasing responsibility including as President and COO, Senior Vice President and CFO and in other leadership roles at Builders FirstSource. Prior to joining Builders FirstSource, Mr. Crow held various roles at Pier 1 Imports and PwC. He currently serves on the Board of Directors of LOAR Group (NYSE: LOAR), an aerospace systems and parts manufacturer. Mr. Crow received a Bachelor of Business Administration degree from Texas Tech University.

Ms. Crowley is an accomplished financial executive with deep expertise in accounting, finance, operational efficiency and strategic leadership. She recently served on the Board of Directors of Tandy Leather Factory, Inc. (NASDAQ: TLF) from 2021 to June 2024. From 2014 to 2020, she served on the Board of Directors of Stage Stores, Inc. From 2010 until 2012, Ms. Crowley was the Executive Vice President and CFO of Mattress Giant Corporation, and she previously served as CFO at Michaels Stores, Inc. and The Bombay Company, Inc. She began her career in public accounting with roles at Deloitte and PwC. Ms. Crowley received a Bachelor of Business Administration degree from Texas Christian University and is a Certified Public Accountant.

David V. Auld, Executive Chairman, said, “I am pleased to welcome these three new independent directors to our Board. We expect to benefit greatly from the new perspectives, industry expertise and leadership skills they each bring from their respective track records of excellence and achievement. Barbara, Chad and Elaine will complement our culture and are in support of the Company’s goal to produce housing for more individuals and families across the United States. These appointments will enhance the composition of our Board and support our ongoing commitment to succession planning and Board refreshment.”

About D.R. Horton, Inc.
D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States since 2002 and has closed more than 1,100,000 homes in its over 45-year history. D.R. Horton has operations in 121 markets in 33 states across the United States and is engaged in the construction and sale of high-quality homes through its diverse product portfolio with sales prices generally ranging from $200,000 to over $1,000,000. The Company also constructs and sells both single-family and multi-family rental properties. During the twelve-month period ended June 30, 2024, D.R. Horton closed 88,971 homes in its homebuilding operations, in addition to 5,284 single-family rental homes and 2,916 multi-family rental units in its rental operations. D.R. Horton also provides mortgage financing, title services and insurance agency services for its homebuyers and is the majority-owner of Forestar Group Inc., a publicly traded national residential lot development company.

Forward-Looking Statements
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report on Form 10-K for the most recently ended fiscal year.

Contact
D.R. Horton, Inc.
Jessica Hansen, 817-390-8200
Senior Vice President - Communications
InvestorRelations@drhorton.com